Exhibit 99.1
ARGAN, INC. REPORTS SECOND QUARTER RESULTS
September 7, 2010 — ROCKVILLE, MD — Argan, Inc. (NYSE AMEX: AGX) today announced financial results for the second quarter of fiscal 2011 ended July 31, 2010.
For the quarter ended July 31, 2010, net revenues were $54.5 million compared to $65.5 million in the quarter ended July 31, 2009. Gemma Power Systems (Gemma) contributed $50.4 million, or 92.4% of net revenues in the second quarter of fiscal 2011, compared to $59.8 million, or 91.4% of net revenues in the second quarter of fiscal 2010. Combined net revenues from Argan’s other wholly-owned subsidiaries were $4.1 million, or 7.6% of net revenues for the quarter ended July 31, 2010, compared to $5.7 million, or 8.6% of net revenues for the same quarter last year.
The Company reported consolidated EBITDA (Earnings before interest, taxes, depreciation and amortization) of $5.5 million for the quarter ended July 31, 2010 compared to $4.4 million for the same prior year period. Gemma, for its segment, recorded $7.3 million in EBITDA for the second quarter of fiscal 2011 compared to $5.5 million in the second quarter of fiscal 2010.
Net income for the quarter ended July 31, 2010 was $3.3 million, or $0.24 per diluted share based on 13,699,000 diluted shares outstanding, compared to net income of $2.7 million, or $0.19 per diluted share based on 13,771,000 diluted shares outstanding for the quarter ended July 31, 2009.
In the second quarter of fiscal 2011, the Company reported operating income of $5.2 million compared to operating income of $3.8 million in the second quarter of 2010. The increase in operating income was due primarily to stronger profit performance in its power industry services business segment.
Argan had consolidated cash of $72.0 million and restricted cash of approximately $3.8 million as of July 31, 2010. During the current fiscal year, the Company used cash to reduce long-term debt by $1 million to $833,000 as of July 31, 2010. Consolidated working capital increased during the fiscal year to approximately $69.6 million as of July 31, 2010 from approximately $63.4 million as of January 31, 2010.
Gemma’s backlog as of July 31, 2010 was $281.6 million, a decrease from $299.5 million as of January 31, 2010, primarily due to the completion of a substantial portion of the contract to construct a gas-fired power generation facility in California. A project to construct an eight peaking plant energy facility in southern California, which is included in our backlog with the value of $209.7 million at July 31, 2010, is expected to begin late in our current fiscal year or early next fiscal year.
Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer stated, “Our Gemma revenues declined 13.6% during the current fiscal year primarily due to the substantial completion of a major power plant project in California. Gemma was able to achieve improved gross margins in spite of the revenue decline, due primarily to the types of costs incurred at the end of its gas-fired construction project and by the efficient on time performance on its renewable energy project.”
“We have active business development initiatives with the objective of replenishing our backlog. With the gas-fired peaking power plant project, which we landed during the second fiscal quarter, we were able to restore approximately $50 million of our backlog volume. We remain focused on the effective and efficient execution of our construction work, and the rational pursuit of new construction opportunities in traditional gas-fired and renewable energy projects. While we would like to see our backlog levels increase, we are also intent on maintaining our pricing integrity to ensure that each project we undertake is completed competently and on time.”

About Argan, Inc.
Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power. Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.
Company Contact:
Rainer Bosselmann/Arthur Trudel
301.315.0027

ARGAN, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended July 31,		Six Months Ended July 31,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Net revenues
Power industry services	$50,373,000	$59,804,000	$101,769,000	$117,839,000
Nutritional products	2,189,000	3,452,000	4,886,000	6,270,000
Telecommunications infrastructure services	1,947,000	2,199,000	3,785,000	4,456,000

Net revenues	54,509,000	65,455,000	110,440,000	128,565,000

Cost of revenues
Power industry services	41,902,000	53,712,000	86,569,000	105,087,000
Nutritional products	2,391,000	3,162,000	5,074,000	5,720,000
Telecommunications infrastructure services	1,638,000	1,625,000	3,431,000	3,375,000

Cost of revenues	45,931,000	58,499,000	95,074,000	114,182,000

Gross profit	8,578,000	6,956,000	15,366,000	14,383,000

Selling, general and administrative expenses	3,365,000	3,188,000	6,939,000	6,401,000

Income from operations	5,213,000	3,768,000	8,427,000	7,982,000

Interest income (expense), net	9,000	(28,000)	7,000	(39,000)
Equity in the earnings of the unconsolidated subsidiary	—	408,000	—	1,018,000

Income from operations before income taxes	5,222,000	4,148,000	8,434,000	8,961,000

Income tax expense	1,921,000	1,463,000	3,110,000	3,309,000

Net income	$3,301,000	$2,685,000	$5,324,000	$5,652,000

Earnings per share
Basic	$0.24	$0.20	$0.39	$0.42

Diluted	$0.24	$0.19	$0.39	$0.41

Weighted average number of shares outstanding
Basic	13,593,000	13,492,000	13,589,000	13,469,000

Diluted	13,699,000	13,771,000	13,736,000	13,756,000

ARGAN, INC. AND SUBSIDIARIES
Reconciliations to Consolidated EBITDA (Unaudited)

	Six Months Ended July 31,
	2010	2009

Net income, as reported	$5,324,000	$5,652,000
Interest expense	25,000	114,000
Income tax expense	3,110,000	3,309,000
Amortization of purchased intangible assets	175,000	178,000
Depreciation and other amortization	364,000	295,000

EBITDA	$8,998,000	$9,548,000

Reconciliations to EBITDA (Unaudited)
Power Industry Services

	Six Months Ended July 31,
	2010	2009

Income before income taxes, as reported	$12,432,000	$11,454,000
Interest expense	25,000	104,000
Amortization of purchased intangible assets	175,000	174,000
Depreciation and other amortization	164,000	95,000

EBITDA	$12,796,000	$11,827,000

Reconciliations to Consolidated EBITDA (Unaudited)

	Three Months Ended July 31,
	2010	2009
Net income, as reported	$3,301,000	$2,685,000
Interest expense	11,000	52,000
Income tax expense	1,921,000	1,463,000
Amortization of purchased intangible assets	88,000	89,000
Depreciation and other amortization	196,000	148,000

EBITDA	$5,517,000	$4,437,000

Reconciliations to EBITDA (Unaudited)
Power Industry Services

	Three Months Ended July 31,
	2010	2009
Income before income taxes, as reported	$7,153,000	$5,362,000
Interest expense	11,000	48,000
Amortization of purchased intangible assets	88,000	86,000
Depreciation and other amortization	98,000	48,000

EBITDA	$7,350,000	$5,544,000

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations. Pursuant to the requirements of SEC Regulation G, a reconciliation between the Company’s GAAP and non-GAAP financial results is provided above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	July 31, 2010	January 31, 2010
	(Unaudited)	(Note 1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$71,980,000	$66,009,000
Restricted cash	3,824,000	5,002,000
Accounts receivable, net of allowance for doubtful accounts	13,688,000	4,979,000
Costs and estimated earnings in excess of billings	8,310,000	12,931,000
Inventories, net of obsolescence reserve	1,917,000	2,010,000
Deferred income tax assets	1,065,000	1,603,000
Prepaid expenses and other current assets	1,188,000	2,697,000

TOTAL CURRENT ASSETS	101,972,000	95,231,000
Property and equipment, net of accumulated depreciation	1,515,000	1,540,000
Goodwill	18,476,000	18,476,000
Intangible assets, net of accumulated amortization	3,083,000	3,258,000
Deferred income tax assets	1,720,000	1,628,000
Other assets	100,000	140,000

TOTAL ASSETS	$126,866,000	$120,273,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,451,000	$17,906,000
Accrued expenses	6,515,000	10,254,000
Billings in excess of costs and estimated earnings	9,526,000	1,874,000
Current portion of long-term debt	833,000	1,833,000

TOTAL CURRENT LIABILITIES	32,325,000	31,867,000
Other liabilities	34,000	38,000

TOTAL LIABILITIES	32,359,000	31,905,000

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share; 30,000,000 shares authorized; 13,599,727 and 13,585,727 shares issued at 7/31/10 and 1/31/10, and 13,596,494 and 13,582,494 shares outstanding at 7/31/10 and 1/31/10, respectively	2,040,000	2,038,000
Warrants outstanding	601,000	613,000
Additional paid-in capital	87,873,000	87,048,000
Accumulated deficit	4,026,000	(1,298,000)
Treasury stock, at cost; 3,233 shares at 7/31/10 and 1/31/10	(33,000)	(33,000)

TOTAL STOCKHOLDERS’ EQUITY	94,507,000	88,368,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$126,866,000	$120,273,000

Note 1	— The condensed consolidated balance sheet as of January 31, 2010 has been derived from audited financial statements.